FOR IMMEDIATE RELEASE:	Contact:	Jackie Lapin/WPT: 818-707-1473 Jan Sheehan: 310-475-8231

WORLD POKER TOURTM (WPT) SEASON THREE: DOYLE BRUNSON
NORTH AMERICAN POKER CHAMPIONSHIP

Poker Legend Draws 312 Players to Tournament with More Than $3 Million
Total Prize Money

WPT Honors Doyle Brunson with Addition of 16th Tour Stop

Las Vegas, NV (October 19, 2004) – In a show of respect for all-time poker great Doyle Brunson, hundreds of players made an appointment with the WORLD POKER TOUR and its new tournament honoring the man who memorialized the 10-2 poker hand. The inaugural event started Tuesday at Bellagio, Las Vegas. One of the most venerable names in poker, Brunson captured his first of nine World Champion bracelets in 1976 and his first WORLD POKER TOUR win less than two months ago. The Doyle Brunson North American Poker Championship attracted 312 players, driving the total prize pool to $3,026,400 on the sixth stop of the acclaimed WORLD POKER TOUR. The WORLD POKER TOUR is the highest rated series in the history of the Travel Channel, airing Wednesday nights at 9 p.m. ET/PT.

The winner of this year’s $10,000 buy-in event will take home $1 million and join Brunson at the WPT Championship when the Tour returns to Bellagio in April 2005. The WORLD POKER TOUR continues to average a “poker millionaire a month” in its 16-tournament season and in Season Three the total prize money has already reached $18,220,970, a $6,613,240 increase over Season Two stops to date. The high stakes action is attracting increasing numbers of players vying for the prize money and fans eager to witness the minting of a millionaire at the WPT Final Table. Projected to reach a total of $70 million, Season Three’s prize pool is rising with every stop on the tour.

The public is invited to be part of the WPT Final Table television audience, when the Doyle Brunson North American Poker Championship concludes on Friday, October 22nd. Admission is free and seating for the filming begins at 6:30 pm in the Bellagio Sports Book. Fans are already turning out in record numbers to watch the tournament that has attracted amateur and professional players alike. Some of the most recognizable faces playing at Tuesday’s tables included Gus Hansen, Phil Laak, Phil Ivey, Howard Lederer, Annie Duke, Antonio Esfandiari, Daniel Negreanu, and the star of his namesake tournament – Doyle Brunson.

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The seventh stop of the WORLD POKER TOUR’S 16-tournament season is the World Poker Finals from November 13-17 at Foxwoods Resort Casino in CT, where the PROFESSIONAL POKER TOURTM (PPT) will also debut. For complete WPT and PPT tournament schedules and casino contacts, please visit www.worldpokertour.com.

ABOUT WPT ENTERPRISES, INC.

WPT Enterprises, Inc. (Nasdaq: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a reality television series exhibited on the Travel Channel that is based on a circuit of previously-established high-stakes poker tournaments that has been affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).

(WPTEG)

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at www.media.worldpokertour.com.